Exhibit (e)(2)

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

AGREEMENT (this “Agreement”) is between The Pep Boys – Manny, Moe & Jack (on its own behalf and on behalf of its subsidiaries and affiliates, “Pep Boys”) and Icahn Enterprises L.P. (on its own behalf and on behalf of its subsidiaries and controlled affiliates, “Interested Party”), dated December 8, 2015.

WHEREAS, on December 7, 2015, Interested Party provided a proposal to acquire Pep Boys for $15.50 per share in cash (as set forth in Pep Boys filing with the Securities and Exchange Commission dated December 7, 2015), which Pep Boys Board of Directors determined on December 7, 2015, in accordance with its obligations under that certain Agreement and Plan of Merger, dated as of October 26, 2015 (the “Bridgestone Agreement”), by and among Pep Boys, Bridgestone Retail Operations, LLC, a Delaware limited liability company (“Parent”), TAJ Acquisition Co., a Pennsylvania corporation and wholly-owned subsidiary of Parent, would reasonably be expected to result in a Superior Proposal (as defined in the Bridgestone Agreement).

WHEREAS, in accordance with Section 8.3(b) of the Bridgestone Agreement, Pep Boys is permitted to furnish information to or enter into discussions with Interested Party, subject to compliance with Section 8.3(b) of the Bridgestone Agreement, including the requirements that (i) Pep Boys provide notice to Parent of Pep Boys’ intent to furnish information to or enter into discussions with Interested Party (which Pep Boys provided to Parent on December 8, 2015), (ii) Pep Boys and the Interested Party enter into an Acceptable Confidentiality Agreement (as defined in the Bridgestone Agreement), and (iii) Pep Boys promptly thereafter (but in any event within 24 hours) provide to Parent a copy of such Acceptable Confidentiality Agreement.

WHEREAS, in accordance with Section 8.3 of the Bridgestone Agreement, Pep Boys is required to take certain actions and provide certain information to Parent with respect to its discussions with Interested Party and any proposed transaction.

WHEREAS, the parties agree that, in order to assist Interested Party in considering a potential transaction with Pep Boys and in light of Pep Boys obligations under the Bridgestone Agreement, the parties desire to enter into this Agreement.

NOW, THEREFORE, for and in consideration of the promises and mutual obligations contained herein, the parties, intending to be legally bound, hereby agree as follows:

1.                                      Each party on its own behalf (in such capacity, a “Receiving Party”) understands that they will receive certain Confidential Information (as defined below) from the other party (in such capacity, a “Disclosing Party”). “Confidential Information” includes any of the Disclosing Party’s trade secrets, proprietary rights, customer lists, financial, sales, inventory, operations, human resources, real estate and marketing data and any other information of the Disclosing Party which is marked “confidential” or “proprietary”

and/or which the Receiving Party knows or, under all of the circumstances, should reasonably have known should be treated as confidential and any analysis, reports or other information prepared or compiled by the Receiving Party which is based upon or derived from the information provided by the Disclosing Party. Confidential Information also includes the fact that the parties are considering a potential transaction and are engaging in discussions with respect thereto and any of the terms, conditions, or other facts with respect to any potential transaction, including the status thereof (the Confidential Information described in this sentence collectively, the “Transaction Information”).

2.                                      The Receiving Party agrees that (a) without the Disclosing Party’s prior written consent, or as otherwise expressly permitted herein, it will not disclose Confidential Information to any third party and (b) it will not use or reproduce Confidential Information, except for the purpose of considering a potential transaction involving the Disclosing Party. Notwithstanding anything to the contrary set forth herein, Pep Boys shall be permitted to disclose the Transaction Information to Parent and take actions as necessary in compliance with its obligations under the Bridgestone Agreement.

3.                                      The Receiving Party agrees that it will limit access to Confidential Information to those of its officers, directors, employees and professional advisors who have a need to know such Confidential Information in relation to assisting the Receiving Party in considering a potential transaction with the Disclosing Party and who have been advised of the Receiving Party’s obligation of confidentiality hereunder and have been directed by the Receiving Party to comply therewith.

4.                                      The Receiving Party agrees that upon the written request of the Disclosing Party, it will return to the Disclosing Party (or destroy and certify such destruction to the Disclosing Party) any and all written, electronic or tangible materials (including all copies) of Confidential Information in the Receiving Party’s possession. Notwithstanding the foregoing, the Receiving Party shall be permitted to retain (a) one copy of the Confidential Information in order to comply with any applicable law, court, regulation or regulatory authority or to comply with existing internal document retention policies and (b) electronic copies of the Confidential Information created pursuant to standard archival or back-up procedures.

5.                                      Notwithstanding the foregoing provisions of this Agreement, information shall not be considered Confidential Information, nor subject to the obligations imposed by this Agreement if the Receiving Party demonstrates that the information:

a.                                      was lawfully in the Receiving Party’s possession prior to the date of the disclosure of such information to the Receiving Party;

b.                                      was generally available to the public prior to the date of disclosure of such information to the Receiving Party;

c.                                       has become generally available to the public, except as a result of a breach of this Agreement;

d.                                      was supplied to the Receiving Party without restriction by a third party who was under no obligation to the Disclosing Party to maintain such information in confidence;

e.                                       was required to be disclosed by law; provided, that, prior to the disclosure of such information, the Receiving Party had provided written notice of such legal requirement to the Disclosing Party for the purpose of allowing the Disclosing Party to seek a protective order preventing the disclosure of such information; or

d.                                      was or is independently developed by the Receiving Party without use of or reference to Confidential Information received from the Disclosing Party, as evidenced by existing documentation.

6.                                      The Confidential Information shall be deemed the property of the Disclosing Party and the disclosure of Confidential Information hereunder by the Disclosing Party to the Receiving Party shall not be construed as granting to the Receiving Party any license or right of ownership of any patents, trademarks, copyrights, intellectual property of the Disclosing Party or other Confidential Information. The Disclosing Party makes no representation or warranty as to the accuracy or completeness of the Confidential Information and, accordingly, shall not have any liability to the Receiving Party resulting from its use of the Confidential Information. Only those representations or warranties made expressly in a definitive agreement, when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such agreement, will have any legal effect.

7.                                      All Confidential Information shall he treated as confidential by the Receiving Party and subject to the restrictions and obligations contained herein for a period following the date of this Agreement until July 31, 2017.

8.                                      Neither this Agreement nor the disclosure any Confidential Information shall (a) constitute or imply any promise or intention of the parties to consummate any transaction between them, nor (b) prohibit Pep Boys from discussing any potential business transactions with other third parties.

9.                                      In the event either party determines that it is required by applicable law or regulation (including any stock exchange or trading market requirements) to make any disclosure regarding a transaction involving the other party, such party will so advise the other party and shall consult and reasonably cooperate with the other party with respect to the timing, manner, and contents of such disclosure.

10.                               For a period from the date of this Agreement until January 31, 2017 (the “Restrictive Period”), the Interested Party agrees not to (a) propose to Pep Boys or any other person, any transaction between the Interested Party and Pep Boys and/or its security holders involving the acquisition of any of Pep Boys’ securities, businesses or assets, or (b) acquire, or assist, advise or encourage any other person to acquire, directly or indirectly, control of Pep Boys or any of Pep Boys’ securities, businesses or assets, unless Pep Boys has consented, in advance and in writing, to such action; provided that the foregoing shall not prohibit the Interested Party from making any offer or proposal that is consistent with, or is intended as supplement to or modification of, any written proposal made by the Interested Party prior to the date of this Agreement and that is directed and disclosed solely to the Chief Executive Officer, the General Counsel or the Board of Directors of Pep Boys. In accordance with the foregoing paragraph, Pep Boys hereby consents to the Interested Party having discussions and negotiations with any third-party and entering into agreements with any third-party, in each case related to the securities and/or assets of Pep Boys, so long as such third-party had previously received Confidential Information from Pep Boys in connection with Pep Boys’ strategic alternatives review process announced on June 30, 2015.

11.                               Without the prior written consent of the other party, until the earlier of (a) the consummation of a transaction between the parties and (b) January 31, 2017, each party agrees not to (x) solicit employees of the other party at or above the level of Vice President or those management-level employees, in each case whom such party meets as part of the evaluation process or (y) hire or retain any such person. Each party agrees that the restrictions set forth in the immediately preceding sentence shall not apply to (i) any general solicitation for employment not specifically directed at employees of the other party (including by use of search firms), (ii) any employee that has been terminated by the other party prior to commencement of employment discussions, or (iii) responding to (but not pursuing or hiring) any employee of the other party who contacts such party at his or her own initiative without any prior direct solicitation.

12.                               The Receiving Party acknowledges that the Confidential Information is of a special, unique and extraordinary character, and that a breach of this Agreement by the Receiving Party will cause continuing and irreparable injury to the Disclosing Party for which monetary damages would not be an adequate remedy. In the event of a breach of this Agreement by the Receiving Party, in addition to any other legal remedies available, the Disclosing Party shall have the right to seek injunctive or other equitable relief without any requirement for the posting of any security or bond.

13.                               Notwithstanding any provisions to the contrary contained herein: (i) Confidential Information shall not be shared with Federal-Mogul Holdings Corporation or its subsidiaries (“FDML”); (ii) FDML shall not be considered a subsidiary or affiliate of Icahn Enterprises L.P. for purposes of this Agreement and shall not be restricted by any of the terms or provisions hereof; and (iii) if the confidentiality agreement between Pep Boys and Parent or its affiliates is terminated or amended to provide for any less restrictive terms, then this Agreement shall be similarly terminated or amended contemporaneously therewith.

14.                               This Agreement constitutes the entire understanding between the parties relative to the protection of information which may be exchanged pursuant to this Agreement in connection with the potential transaction contemplated hereunder and supersedes any and all prior agreements or understandings between the parties regarding such subject matter. The term of this Agreement (except where otherwise stated as a shorter term) shall be from the date of this Agreement until July 31, 2017.

15.                               This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties hereto agree that the sole and exclusive jurisdiction and venue for any litigation arising from or relating to this Agreement or the subject matter hereof shall be an appropriate federal or state court located in New York, New York. EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUCH LITIGATION.

15.                               This Agreement may be executed in counterparts and by facsimile.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

ICAHN ENTERPRISES L.P.		THE PEP BOYS MANNY, MOE & JACK

	Icahn Enterprises G.P. Inc., its general	By:	/s/ Brian D. Zuckerman
	partner	Name:	Brian D. Zuckerman
		Title:	SVP — General Counsel & Secretary

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	President and Chief Executive Officer

[CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT]